Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NOVABAY PHARMACEUTICALS, INC.

NOVABAY PHARMACEUTICALS, INC., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is NovaBay Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The Corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 19, 2010.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending and restating Article I of the Second Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“The name of this corporation is Stablecoin Development Corporation.”

FOURTH: This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation, without a meeting or vote of the Corporation’s stockholders, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH:

This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation shall become effective at 4:15 p.m. Eastern Time on April 2, 2026.

IN WITNESS WHEREOF, NOVABAY PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 31st day of March, 2026.

NOVABAY PHARMACEUTICALS, INC.

By: /s/ Michael Kazley

Name: Michael Kazley

Title: Chief Executive Officer